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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 21/st/ day of April 2003 by and between James E. Cashman III (the "Employee") and ANSYS INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

        WHEREAS, Employee has been an officer and a key employee of the Company and the parties desire to ensure that Employee's expertise, knowledge and experience will continue to be available to the Company in connection with the business carried on by the Company currently or in the future.

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

Employment.   Subject to the provisions of Section 6, the Company hereby employs
Employee and Employee accepts such employment upon the terms and conditions hereinafter set forth.

Term of Employment.   Subject to the provisions of Section 6, the term of
Employee's employment pursuant to this Agreement shall commence on and as of the date hereof (the "Effective Date") and shall remain in effect indefinitely unless terminated pursuant to Section 6.

Duties; Extent of Service. During Employee's employment under this Agreement, Employee (i) shall serve as an employee of the Company with the title and position of President and Chief Executive Officer, reporting to the Board of Directors of the Company, (ii) shall have such executive responsibilities as the Board of Directors of the Company shall from time to time designate, (iii) upon the request of the Board of Directors of the Company, shall serve as an officer and/or director of any of the Company's subsidiaries, and (iv) shall render all services reasonably incident to the foregoing. Employee shall not be assigned any duty which is inconsistent with his position as President and Chief Executive Officer of the Company. Employee hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Employee's best efforts in, and shall devote Employee's full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Employee's duties and responsibilities hereunder (excluding reasonable and appropriate charitable activities).

Salary, Bonus and Other Compensation.

During Employee's employment under this Agreement, the Company shall pay Employee a salary at the annualized rate of at least $300,000 per annum (the "Base Salary"). Such Base Salary shall be subject to withholding under applicable law, shall be pro rated for partial years and shall be payable in periodic installments not less frequently than biweekly in accordance with the Company's usual practice for executive officers of the Company as in effect from time to time. The Board of Directors

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of the Company will review Employee's Base Salary amount at least annually (and not later than the anniversary date of this Agreement) and may in its sole discretion increase the same for the ensuing year.

For each semi-annual period or portion thereof during Employee's employment under this Agreement (on a calendar year basis), Employee shall be eligible to participate in any bonus or other performance plan established by the Board of Directors from time to time for executive officers of the Company (the "Incentive Bonus"). Employee's Incentive Bonus target shall be $200,000 per annum (on a calendar year basis), or such higher amount as the Compensation Committee of Board of Directors may determine from time to time. The actual amount of the Incentive Bonus shall be based upon Employee's performance relative to jointly developed, specific corporate and individual objectives (the "Objectives"). In the event that Employee exceeds the Objectives, the Incentive Bonus will be increased as set forth in the Objectives.

The Compensation Committee of the Board of Directors or the Chairman of the Board of Directors shall meet with Employee on or prior to each anniversary of this Agreement to discuss the Employee's Base Salary and Incentive Bonus for the following year.

Benefits.

During Employee's employment under this Agreement, Employee shall be entitled to participate in any and all medical, pension, profit sharing, dental and life insurance plans and disability income plans, stock option plans, retirement arrangements and other employment benefits as in effect from time to time for executive officers of the Company generally ("Benefit Plans"). Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company.

During Employee's employment under this Agreement, Employee shall receive paid vacation annually in accordance with the Company's practices for executive officers, as in effect from time to time, but in any event not less than four
(4) weeks per calendar year. Unused vacation time in any calendar year, not to exceed eight (8) weeks on an aggregate and cumulative basis, may accumulate for later use, subject to the establishment of arrangements mutually satisfactory to Employee and the Board of Directors of the Company with respect to the management and supervision of the business affairs of the Company during his absence. Upon termination of Employee's employment with the Company, Employee shall receive Base Salary in respect of each week of accrued but unused vacation time, not to exceed eight (8) weeks, in addition to any of the other payments that may otherwise be due to Employee under the provisions of this Agreement following such termination.

The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee during Employee's employment hereunder in accordance with the Company's practices

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for senior executive officers of the Company, as in effect from time to time.

During Employee's employment under this Agreement, the Company shall provide Employee with a car allowance of $600 per month and shall reimburse Employee for all gas, oil, maintenance and insurance for Employee's automobile.

The Company will purchase on behalf of Employee a term life insurance policy providing a death benefit of $2,000,000 in the event of Employee's death and naming such person or persons as Employee may designate as loss payee or payees and maintain such policy in effect during the term of Employee's employment under this Agreement. The obligation to purchase and the maintenance of such life insurance policy, however, shall be contingent upon Employee's satisfactory completion of all requirements in connection therewith including, without limitation, a physical examination.

Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof, except as contemplated by Section 5(b), 5(c), 5(d) and 5(e).

Termination and Termination Benefits. Notwithstanding the provisions of Section 2, Employee's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6. It is expressly agreed and understood that if this Agreement is terminated as provided in this Section 6, it shall not impair or otherwise affect Employee's Continuing Obligations (as defined below).

Termination by the Company for Cause. Employee's employment under this Agreement may be terminated for Cause without further liability on the part of the Company effective immediately upon a vote of the Board of Directors and written notice to Employee; provided, however, that Employee shall first have been provided with written notice of the events constituting Cause and shall have been given thirty (30) days after written notice thereof to remedy the same (if and to the extent such events constituting Cause can be remedied at all). Only the following shall constitute "Cause" for such termination:

Employee (A) has committed an illegal act involving fraud, embezzlement, misappropriation or a breach of fiduciary duty against the Company or any of its affiliates, or (B) has been convicted by a court of competent jurisdiction or has plead guilty or nolo contendere to any crime involving moral turpitude;

Employee has disobeyed reasonable, mutually agreed, written instructions from the Board of Directors of the Company or has engaged in a material violation of the written policies of the Company;

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Employee has committed a material breach of any of the covenants, terms or provisions of Section 8 hereof or of the Confidentiality Agreement (as defined in Section 6(h) hereof); or Employee has committed a material breach of any of the covenants, terms or provisions hereof (other than Section 8 hereof).

Termination by Employee Without Good Reason. Employee's employment under this Agreement may be terminated without Good Reason (as defined below) by Employee by written notice to the Board of Directors at least sixty (60) days prior to such termination.

Termination by Mutual Consent. Employee's employment under this Agreement may be terminated at any time by the mutual consent of Employee and the Board of Directors of the Company.

Termination by the Company Without Cause. Employee's employment under this Agreement may be terminated without Cause by the Company by a vote of the Board of Directors upon at least sixty (60) days written notice to Employee.

Termination by Employee With Good Reason. Employee's employment under this Agreement may be terminated by Employee with Good Reason (as defined below) by written notice to the Board of Directors at least sixty (60) days prior to such termination. For purposes of this Agreement, "Good Reason" shall mean any material breach of this Agreement by the Company, which breach has not been remedied within thirty (30) days after delivery to Company by the Employee of written notice thereof.

Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Employee under this Agreement shall terminate on the date of termination of Employee's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of Employee's employment with the Company pursuant to
Section 6(d) or 6(e) above, subject to the signing by Employee, and the effectiveness of, a general release in form and substance reasonably satisfactory to Employee and the Company, the Company shall provide to Employee the following termination benefits ("Termination Benefits"):

any earned but unpaid Base Salary;

continuation of Employee's Base Salary at the rate then in effect pursuant to
Section 4(a) plus an amount equal to Employee's target bonus amount ($200,000) or such higher bonus amount as may be the Employee's target bonus for the current fiscal year under Section 4(b) (with the bonus amount payable on a monthly, prorated basis);

continuation of Employee's then-existing benefits as provided in Sections 5(a) (other than his participation in plans in which Employee may not participate as a matter of law following the termination of his employment) and 5(e);

continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. Section 1161 et seq. (commonly known as "COBRA"), at Employee's own cost; and

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outplacement services as selected by the Employee in an amount not to exceed in the aggregate twelve percent (12%) of the Employee's Base Salary at the rate then in effect.

The Termination Benefits set forth in clauses (ii), (iii) and (v) above shall continue, so long as Employee is in compliance with Employee's Continuing Obligations under this Agreement, until the second anniversary of the date of termination and shall be subject to any applicable withholding; provided, however, that in the event that the Employee commences any employment or self-employment (which shall be deemed to include (A) any activity for which Employee shall receive or be entitled to receive remuneration based upon the Employee's work efforts or (B) any other business activity from which Employee derives income) during the period during which the Employee is entitled to receive Termination Benefits (the "Termination Benefits Period"), the Termination Benefits set forth in clauses (iii) and (v) above shall cease to be effective as of the date of commencement of such employment or self-employment. The Company's liability for Base Salary and bonus continuation pursuant to
Section 6(f)(ii) shall be reduced by the amount of any severance pay due or otherwise paid to Employee pursuant to any severance pay plan or stay bonus plan of the Company. Notwithstanding the foregoing, nothing in this Section 6(f) shall be construed to affect Employee's right to receive COBRA continuation entirely at Employee's own cost to the extent that Employee may continue to be entitled to COBRA continuation. Employee shall be obligated to give prompt notice of the date of commencement of any employment or self-employment during the period during which the Employee is entitled to receive Termination Benefits and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which Employee engages during such period. The Company and Employee agree that the Termination Benefits paid by the Company to Employee under this Section 6(f) shall be in full satisfaction, compromise and release of any claims arising out of any termination of Employee's employment pursuant to
Section 6(d) or 6(e).

Disability. If Employee shall be disabled so as to be unable to perform, with or without reasonable accommodation, the essential functions of Employee's then existing position or positions under this Agreement for at least 180 consecutive days, the Board of Directors may remove Employee from any responsibilities and/or reassign Employee to another position with the Company during the period of such disability and/or terminate Employee's employment hereunder following the end of such 180-day period. Notwithstanding any such removal, reassignment or termination, Employee shall continue to receive Employee's full Base Salary and benefits under Section 5 of this Agreement (except to the extent that Employee may be ineligible for one or more such benefits under applicable plan terms) for not less than twelve (12) months following the date of such disability and shall receive an additional amount during such period equal to the Target Bonus ($200,000) or such higher bonus amount as may be the Employee's target bonus for the current fiscal year under Section 4(b) pro rated for the portion of the year in which Employee serves as a full time employee, with all such payments subject to applicable withholding (less any disability pay or sick pay benefits to which Employee may be entitled under the Company's

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policies). If any question shall arise as to whether during any period Employee is disabled so as to be unable to perform the essential functions of Employee's then existing position or positions with or without reasonable accommodation, Employee may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Employee or Employee's guardian has no reasonable objection as to whether Employee is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Employee shall fail to submit such certification, the Company's determination of such issue shall be binding on Employee. Nothing in this Section 6(f) shall be construed to waive Employee's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.

Death. Employee's employment and all obligations of the Company hereunder shall terminate in the event of the death of Employee other than any obligation to pay earned but unpaid Base Salary and an amount equal to Employee's target bonus ($200,000) or such higher bonus amount as may be the Employee's target bonus for the current fiscal year under Section 4(b), prorated for the number of full months Employee is employed during the relevant calendar year. Such amounts, shall be paid reasonably promptly following the date of death, subject to applicable withholding.

Continuing Obligations. Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of Employee's employment with the Company, it is expressly agreed and understood that Employee's obligations under (i) Section 8 hereof and (ii) the ANSYS INC. Employee Agreement Regarding Inventions, Confidentiality and Competitive Activities signed by Employee on September 9, 1997 (the "Confidentiality Agreement" and collectively with Section 8 hereof, the "Continuing Obligations") shall survive any termination of Employee's employment with the Company at any time and for any reason.

Accrued Benefits. Regardless of the reason for termination of Employee's employment with the Company, and subject to the terms and provisions of the applicable plan and/or award documents, Employee (or beneficiary in the event of death) shall be entitled to all benefits earned and accrued by Employee under the Company's Benefit Plans.

Termination Pursuant to a Change of Control. If there is a Change of Control (as defined below in this Section 6(k)) during the term of this Agreement, the provisions of this Section 6(k) shall apply and shall continue to apply throughout the remainder of the term of this Agreement. If, within one hundred and eighty (180) days following a Change of Control, (i) the Employee is removed from his position as President and Chief Executive Officer of the Company (or is otherwise subject to any reduction in salary or other forms of cash compensation or to any material reduction in other benefits) without his consent, (ii) the surviving entity in such Change of Control (if other than the Company) fails to assume this Agreement and agree to be bound by

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all of the provisions hereof (including, without limitation, this Section 6) or
(iii) the Employee's employment is terminated by the Company with or without Cause for any reason other than death or disability, the Company shall provide to Employee all of the payments and benefits that would be provided to Employee under Section 6(f) above upon a termination of his employment by the Company without Cause. "Change of Control" shall mean the occurrence of one or more of the following events: (A) the dissolution or liquidation of the Company, (B) the sale of all or substantially all of the assets of the Company on a consolidated basis to an another person or entity, (C) a merger, reorganization or consolidation in which the holders of the then outstanding voting securities of the Company prior to such transaction do not own a majority of the outstanding voting securities of the surviving or resulting entity immediately upon completion of such transaction, (D) the sale of all of the outstanding stock of the Company to an unrelated person or entity, (E) any other transaction where the holders of the then outstanding voting securities of the Company prior to such transaction do not own at least a majority of the outstanding voting securities of the relevant entity after the transaction, or (F) the individuals who constitute the Company's Board of Directors as of the date of this Agreement (the "Incumbent Directors") cease for any reason to constitute at least a majority of the members of such Board (provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors (unless the nomination or election (x) was at the request of an unrelated third-party who has taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or anticipation of the Change of Control) shall also be deemed to be an "Incumbent Director" for purposes hereof).

Stock Options.

In the case of a Change of Control, all stock options to purchase stock of the Company held by Employee shall become fully vested upon the effective date of and immediately prior to the consummation of the Change of Control. Such stock options shall terminate on the effective date of the Change of Control, unless provision is made in the Change of Control in the sole discretion of the parties thereto for the assumption of such stock options or the substitution for such stock options of a new stock option of the successor person or entity or a parent or subsidiary thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise price. In the event of such termination, the Company shall give to Employee written notice thereof at least fifteen (15) days prior to the effective date of the Change of Control. During such fifteen-day period, Employee may deliver to the Company a notice of exercise with respect to all or any portion of such stock options, including any portion that will become fully vested upon the effective day of the Change of Control; provided, however, that (i) such exercise shall be subject to the consummation of the Change of Control and (ii) Employee shall not be required to deliver to the Company the exercise price for such exercised stock option until the effective date of such Change of Control. After such effective

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date and the termination of such stock options as set forth above, Employee may not exercise any such stock options.

The provisions of this Section 7 shall be deemed to modify and control any applicable option agreement to which Employee is a party. Upon termination of Employee's employment with the Company for any reason, the treatment of Employee's options shall be as set forth in such agreements.

Non-Competition; Non-Solicitation; Confidentiality; Proprietary Rights.

Employee hereby agrees that during the period commencing on the date hereof and ending on the Non-Competition Covenant Termination Date (as defined below) (the "Non-Competition Period"), Employee will not, without the express written consent of the Company, directly or indirectly, anywhere in the world, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any company, business, organization, division, business unit or person other than the Company (or any subsidiary or affiliate of the Company) that designs, manufactures or sells software supporting computer-assisted design and/or engineering (each such business, organization, division, business unit or person, a "Competitor"). Without implied limitation, the foregoing covenant shall be deemed to prohibit (i) hiring or engaging or attempting to hire or engage for or on behalf of Employee or any Competitor any officer or employee of the Company or any of its direct and/or indirect subsidiaries or affiliates, or any former employee of the Company or any of its direct and/or indirect subsidiaries or affiliates who was employed during the six (6) month period immediately preceding the date of such attempt to hire or engage, (ii) encouraging for or on behalf of Employee or any Competitor any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries or affiliates, (iii) soliciting for or on behalf of Employee or any Competitor any client of the Company or any of its direct or indirect subsidiaries or affiliates, or any former client of the Company or any of its direct or indirect subsidiaries or affiliates who was a client during the six (6) month period immediately preceding the date of such solicitation and (iv) diverting to any Competitor any client or business opportunity of the Company or any of its direct or indirect subsidiaries or affiliates.

Notwithstanding anything herein to the contrary, Employee may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than two percent (2%) of the equity of such enterprise.

Neither Employee nor any business entity controlled by Employee is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict the Company or any subsidiary or affiliate of the Company from carrying on its business or restrain or restrict Employee from performing his employment obligations, and as of the date of this

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Agreement Employee has no business interests whatsoever in or relating to the industries in which the Company or its subsidiaries or affiliates currently engage, other than passive investments in the shares of public companies of less than two percent (2%).

In the course of performing services hereunder, on behalf of the Company (for purposes of this Section 8 including all predecessors of the Company) and its affiliates, Employee has had and from time to time will have access to Confidential Information (as defined below). Employee agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Employee by the Company or are produced by Employee in connection with Employee's employment will be and remain the sole property of the Company. Upon the termination of Employee's employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Employee's possession or control, shall be immediately returned to the Company.

Employee hereby confirms that Employee is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Employee's use or disclosure of information or Employee's engagement in any business. Employee represents to the Company that Employee's execution of this Agreement, Employee's employment with the Company and the performance of Employee's proposed duties for the Company will not violate any obligations Employee may have to any such previous employer or other party. In Employee's work for the Company, Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Employee will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

During and after Employee's employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Employee was employed by the Company. Employee's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee's employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall reimburse

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Employee for any reasonable out-of-pocket expenses incurred in connection with
Employee's performance of obligations pursuant to this Section 8(d).

Employee recognizes that the Company and its affiliates possess a proprietary interest in all of the information described in Section 8(b) and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Employee, except as otherwise agreed between the Company and Employee in writing. Employee expressly agrees that any products, inventions, discoveries or improvements made by Employee or Employee's agents or affiliates in the course of Employee's employment, including any of the foregoing which is based on or arises out of the information described in Section 8(b), shall be the property of and inure to the exclusive benefit of the Company. Employee further agrees that any and all products, inventions, discoveries or improvements developed by Employee (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Employee shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

Employee agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Employee may discover, find, develop or otherwise have available to Employee and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

Employee acknowledges that the provisions of this Section 8 are an integral part of Employee's employment arrangements with the Company.

For purposes of this Agreement:

the term "Confidential Information" shall mean information belonging to the Company which is of value to the Company or with respect to which the Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Employee in the course of Employee's employment by the Company, as well as other information to which Employee may have access in connection with Employee's employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain or reasonably expected to be in the public domain, unless due to breach of Employee's duties under Section 8(b).

The term "Non-Competition Covenant Termination Date" shall mean the date that is two (2) years following the date of termination of Employee's employment with the Company for any reason.

Parties in Interest; Certain Remedies. It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company and its direct and indirect subsidiaries and affiliates, and that any breach of the provisions of this Agreement by Employee will result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company or its subsidiaries and affiliates shall be entitled to seek to enforce the specific performance of this Agreement by Employee through both temporary and permanent injunctive relief without the necessity of posting a bond, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies (and shall be in addition to and not in lieu of the provision of Section 11).

Dispute Resolution.

All disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, or the rights and obligations of the parties hereunder or thereunder, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS/Endispute, Inc. or its successor, except contemplated by Section 9 in connection with requests for injunctive relief. The arbitration shall be held in Pittsburgh, Pennsylvania before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS/Endispute, Inc. unless specifically modified herein.

The parties covenant and agree that the arbitration shall commence within one hundred eighty (180) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for

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admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages. Each party shall pay its own fees and other out-of-pocket expenses (and shall pay one-half of the expenses of the arbitrator) in connection with any arbitration hereunder or litigation relating to the terms hereof. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award.

In the case of temporary or preliminary injunctive relief, any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce the provisions of Section 8.

Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction (subject to Section 9) of JAMS/Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof, or the transactions contemplated hereby and thereby, or the rights and obligations of the parties hereunder or thereunder, and further consents to the sole and exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania for the purposes of enforcing the arbitration provisions of this Section 10. Each party further irrevocably waives any objection to proceeding before JAMS/Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS/Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

           To the Company:           ANSYS INC.
                                     Southpointe

                                     275 Technology Drive
                                     Canonsburg, PA 15317

           To Employee:              James E. Cashman III
                                     122 Lintel Drive
                                     McMurray, PA  15317

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

Scope of Agreement. The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement, including Section 8 hereof, have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated hereby, and are given as an integral and essential part of the transactions contemplated hereby. Employee has independently consulted with counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business to be conducted by Company and its subsidiaries and affiliates, and represents that the Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms. Each party agrees that the provisions of this agreement and the agreements referred to herein shall be construed in accordance with their fair meaning and not in favor of nor against either party by reason of the drafting of such agreements.

Severability. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which Employee may have against the Company or any of its subsidiaries or affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

Miscellaneous. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by Employee. This

Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof, including without limitation the letter dated on or about February 7, 2002; provided that all option agreements to which Employee is a party and the Confidentiality Agreement referred to in Section 6(h) shall remain in full force and effect in accordance with their terms. For purposes of this Agreement, the term "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; a "subsidiary" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an "affiliate" of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

Indemnification. At all times (including after the termination of the Employee's employment with the Company), the Company agrees to obtain and keep in effect directors and officers liability insurance that provides coverage to the Employee no less advantageous to the Employee than the coverage applicable to any other current or former executive officer or director of the Company. In addition, the Company shall enter into with Employee the same form of Indemnification Agreement as it has entered into with its directors.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

                                              COMPANY:

                                              ANSYS INC.


                                              By:   /s/ Peter J. Smith
                                                    -----------------------
                                              Name:  Peter J. Smith
                                              Title:  Chairman of the Board


                                              EMPLOYEE:


                                              /s/ James E. Cashman III
                                              ------------------------
                                              James E. Cashman III